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                                                                  EXECUTION COPY

                                                                   EXHIBIT 10.62








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                  ASTORIA GAS TURBINE CONTINUING SITE AGREEMENT

                                 By and Between

                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                                       and

                                NRG ENERGY, INC.







                                   Dated as of

                                January 27, 1999




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       ASTORIA GAS TURBINE CONTINUING SITE AGREEMENT (including the Schedules hereto, this "Agreement") dated as of January 27, 1999, by and between CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation ("Seller"), and NRG ENERGY, INC., a Delaware corporation ("Buyer", and collectively with Seller, the "Parties").


       WHEREAS Seller and Buyer are entering into a Generating Plant and Gas Turbine Asset Purchase and Sale Agreement dated as of even date herewith (the "Sale Agreement") for the sale of certain of Seller's generating assets;

       WHEREAS Seller intends to continue to conduct its transmission and distribution operations from their present locations;

       WHEREAS pursuant to the Sale Agreement, Seller has agreed to transfer to Buyer certain designated properties and assets located at the Parcels (as defined below) pertaining to Seller's generating operations and to retain certain designated properties and assets; and

       WHEREAS Seller and Buyer wish to define the continuing responsibilities and obligations of the Parties to one another with respect to their respective properties and assets located at the Parcels and other matters.

       NOW, THEREFORE, in order to carry out the transactions contemplated by the Sale Agreement and this Agreement, and in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:


                                   ARTICLE I

                                  Definitions

       SECTION 1.1. Definitions. As used in this Agreement, all capitalized terms shall have the meanings ascribed to them in the Sale Agreement unless otherwise defined in this Agreement and the following terms shall have the following meanings:

       "Agreement" shall have the meaning set forth in the Preamble.

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       "Applicable Legal Requirements" shall have the meaning set forth in
Section 2.01.


       "Arthur Kill Parcel" shall have the meaning ascribed to the term "Parcel" in the Arthur Kill Declaration of Easements Agreement.

       "Buyer" shall have the meaning set forth in the Preamble.

       "Buyer Operations Manager" shall have the meaning set forth in Section 3.15(a).

       "Buyer Parcel" shall have the meaning ascribed to the term "Parcel C" in the Astoria Declaration of Easements.

       "Confidential Information" shall have the meaning set forth in Section 5.03(a).

       "Delivery Revenue Meter" means a Revenue Meter that comprises part of a Delivery Revenue Meter System.

       "Delivery Revenue Meter Systems" means Revenue Meter Systems used to measure the transfer of energy from Seller to Buyer.

       "Disclosing Party" shall have the meaning set forth in Section 5.03(a).

       "Emergency Low Gas Pressure Trip Switch" means the main supply header emergency low gas pressure trip switch that monitors natural gas pressure to the Generating Facilities and under certain circumstances interrupts natural gas supply to the Generating Facilities.

       "Energy Control Center" means the headquarters of Seller's transmission and distribution operations.

       "Entering Party" shall have the meaning set forth in Section 2.02(b).

       "Force Majeure Event" shall have the meaning set forth in Section
5.02(a).

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       "Gas System" means the Seller's system of distribution mains and service lines through which natural gas is distributed to Seller's customers in Seller's natural gas service territory.

       "Generating Facilities" means the Gas Turbines and any additional generating plants, gas turbines or other generating facilities constructed by Buyer after the Closing Date at the Buyer's Parcel.

       "Good Industry Practice" shall have the meaning set forth in Section 2.01(a).

       "Inside Meter" shall have the meaning set forth in Section 3.05(b) (ii).

       "ISO Rules" means the rules and procedures adopted by the ISO pursuant to the ISO tariff from time to time in effect and the related ISO agreements.

       "NERC" means North American Electric Reliability Council or any successor.

       "NPCC" means the Northeast Power Coordinating Council or any successor.

       "NYPP" means New York Power Pool or any successor.

       "NYPP Rules" means the rules, standards, procedures and practices of the NYPP from time to time in effect.

       "NYSRC" means the New York State Reliability Council or any successor.

       "Output Revenue Meter" means a Revenue Meter that comprises part of an Output Revenue Meter System.

       "Output Revenue Meter Systems" means Revenue Meter Systems used to measure the transfer of energy output by Generating Facilities and delivered to Points of Interconnect ion.

       "Parcel" shall have the meaning ascribed thereto in the Astoria Declaration of Easements.


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       "Party" shall have the meaning set forth in the Preamble.

       "Points of Interconnection" means the points on the Transmission System where electrical power generated by Buyer will be delivered by Buyer to the Transmission System or, under certain circumstances, where electric power will be delivered from the Transmission System to Buyer.

       "Receiving Party" shall have the meaning set forth in Section 5.03(a).

       "Remediate" means to engage in any or all of the following activities to the extent they relate to or arise from the presence, Release or threatened Release of Hazardous Substances at a Parcel: (i) monitoring, investigation, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any Permits necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; and (iv) obtaining a written notice from the Governmental Authority with jurisdiction over the Parcel under applicable Environmental Laws that no material additional work is required by such Governmental Authority.

       "Representatives" shall have the meaning set forth in Section 5.03(a).

       "Revenue Meter Systems" means Revenue Meters and associated current transformers and potential transformers.

       "Sale Agreement" shall have the meaning set forth in the Recitals.

       "Seller" shall have the meaning set forth in the Preamble.

       "Seller Operations Manager" shall have the meaning set forth in Section 3.15(b).

       "Seller Parcel" shall have the meaning ascribed to the term "Parcel A" in the Astoria Declaration of Easements.

       "Substation Interface Cables" means (i) control cables and associated conduits located in a Substation which connect the Generating Facilities with Buyer Assets located in the Substation and (ii) control and low voltage power cables and associated conduits located in a Substation which connect Seller Assets with Buyer Assets.


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       "Switching Rules" shall have the meaning set forth in Section 3.11.

       "System Integrity" means the adequate and reliable state of operation of the Transmission System providing electric service to customers who purchase power and related services delivered through the Transmission System.

       "Transmission System Operator" means the Seller's Energy Control Center staff operating all or any portion of the Transmission System.

       "Trip-Out" means the automatic opening of disconnecting devices located in a Substation or the Generating Facilities, such as circuit breakers, which is caused by the Protective Relaying System in order to isolate faulty facilities, equipment or systems.

                                  ARTICLE II


                                    General



        SECTION 2.1. Compliance with Laws and Good Industry Practice. Notwithstanding any other provision in this Agreement, Seller shall conduct all its operations in connection with and maintain the Seller Assets, and Buyer shall conduct all its operations in connection with and maintain the Buyer Assets (a) in accordance with Applicable Legal Requirements and (b) pursuant to Good Industry Practice. Each of Buyer and Seller shall make all modifications to facilities, equipment or systems that could reasonably be expected to impact the Generating Facilities or the Transmission System in accordance with Good Industry Practice. Except as otherwise provided herein, Seller shall not be responsible for the operation or maintenance of, or for providing, procuring or storing spare parts for, the Buyer Assets and Buyer shall not be responsible for the operation or maintenance of, or for providing, procuring or storing spare parts for, the Seller Assets, regardless of the location of such Buyer Assets or Seller Assets, as applicable. "Applicable Legal Requirements" means all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws, from time to time in effect applicable to Seller or Seller Assets or Buyer or Buyer Assets, as applicable. "Good Industry Practice" means any of the applicable acts, practices or methods from time to time (i) (A) required by the NYPP, NYSRC, NPCC or NERC or the ISO or any successor thereto, or any other organization with similar duties, including any local, state, regional, national or international reliability organization, or required by any rules


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issued pursuant. to the authority of any such organization, in each case, with jurisdiction or authority in respect of Seller or Seller Assets or Buyer or Buyer Assets and whether or not the Party whose conduct is at issue is a member thereof, or by any other person acting pursuant to the authority of any of the foregoing entities or organizations or (B) required by the provisions of the Sale Agreement, this Agreement or any other Ancillary Agreement or (ii) engaged in or approved by a significant portion of the electric utility industry in the United States at the relevant time, including reliability, operating, planning and engineering specifications, if in any case there are no acts, practices or methods required by clauses (i) (A) and (i) (B) applicable at such time; provided, however, that, in the event of any conflict among the requirements of the foregoing clauses (i) (A) and (i) (B), Good Industry Practice shall be determined by reference exclusively to the requirements and terms of clause (i)
(A) and not by reference to clause (i) (B).

       SECTION 2.2. Inspections, Maintenance, Access and Information. (a) Inspections and Maintenance. Except as otherwise provided herein, each Party shall have the right, from time to time upon reasonable advance notice and in accordance with Applicable Legal Requirements and Good Industry Practice, to perform routine inspections, measurements, meter readings and maintenance of any facilities, equipment or systems owned by such Party that are located on the premises of the other Party, and such inspecting Party shall reimburse the other Party for its reasonable costs and expenses in connection therewith, including that of any escort designated by such other Party to observe such inspection; provided, however, that the Party performing such inspections, measurements, meter readings and maintenance shall use its reasonable best efforts to ensure that such activities do not interfere with the other Party's ordinary course operations.

       (b) Access. Notwithstanding any provision to the contrary in the Astoria Declaration of Easements and except as provided for herein or otherwise consented to in advance by the other Party, in no event shall any employee, contractor, agent or other representative of either Party (the "Entering Party") enter into or be present on the premises of such other Party for any purpose without being accompanied by an escort designated by such other Party. To the extent any such employee, contractor, agent or other representative enters or is present on the premises of such other Party pursuant to the foregoing sentence, it shall comply in all respects with, and perform any service or maintenance work in respect of any facilities, equipment or systems located on the premises of such other Party in accordance with such other Party's work rules and procedures, including in respect of the issuance of and requirements for work permits, and other safety, security and


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operating protocols and procedures, from time to time in effect, and the
Entering Party shall reimburse such other Party for its reasonable costs and expenses in connection therewith, including that of any escort designated by such other Party; provided, however, that Seller shall not be required to reimburse Buyer in connection therewith to the extent the Entering Party enters or is present on the premises of Buyer from Monday through Friday from 7:00 A.M. to 4:00 P.M., or at such times as otherwise agreed by the Parties. Each Party agrees to be solely responsible, and assume all liability, for the safety and supervision of its employees, contractors, agents and other representatives.

        (c) Information. (i) General. Each Party shall, upon the reasonable request of the other Party, provide such other Party with information reasonably necessary for such requesting Party to perform its obligations under this Agreement.

             (ii) Generating Facilities Output Reduction or Termination. Buyer shall give Seller reasonable advance notice of any maintenance activities (including scheduled outages of Generating Facilities), equipment tests, installation, construction or other modification that could reasonably be expected to result in a reduction or termination of output from the Generating Facilities.

       SECTION 2.3. No Interference. (a) Except as otherwise permitted in the Sale Agreement, this Agreement or any other Ancillary Agreement, neither Buyer nor Seller shall service, repair or otherwise maintain any facilities, equipment or systems owned by the other. To the extent that pursuant to the terms of this Agreement or any Ancillary Agreement, a party services, repairs or otherwise maintains Or has any other obligations in respect of any facilities, equipment or systems owned by the other Party, it shall perform such services, repairs and maintenance, and otherwise discharge such duties in accordance with Applicable Legal Requirements and Good Industry Practice and in a manner consistent with that which it applies to facilities, equipment or systems it owns.

       (b) Buyer shall not operate the Generating Facilities and Seller shall not operate the Transmission System in any manner that has caused or could reasonably be expected to cause physical damage to the Seller Assets or the Buyer Assets, respectively, or otherwise results in or could reasonably be expected to result in personal injury or loss of life, physical damage or physical harm to property, the Generating Facilities, the Transmission System or any other transmission system to which it is interconnected, or damage or harm to System Integrity or public safety.


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       SECTION 2.4.  Emergency Procedures. (a) If an emergency results in or could reasonably be expected to result in personal injury or loss of life or damage or harm to property, the Generating Facilities, the Transmission System or another transmission system to which it is interconnected, System Integrity or public safety, the Party recognizing such emergency shall provide immediate verbal notification (to be confirmed in writing as soon as reasonably practicable) to the other Party, and the Parties agree to cooperate in good faith (including in respect of the sharing of information) in order to prevent, avoid or mitigate personal injury or loss of life or damage or harm to property, the Generating Facilities, the Transmission~ System or another transmission system to which it is interconnected, System Integrity or public safety.

       (b) Without limiting the generality of Section 2.04(a) and to the extent permitted by Applicable Legal Requirements and Good Industry Practice, in the case of a Trip-Out, each Party shall provide the other Party with immediate verbal notification, which verbal notification (to be confirmed in writing as soon as reasonably practicable) shall include, to the extent possible, all information necessary to determine the cause of the Trip-Out and the steps necessary for the restoration of service.

       (c) To the extent Buyer and Seller utilize a common entrance and guard facility for pedestrian and vehicular access, ingress and egress to and from their respective premises, Buyer and Seller shall cooperate in the establishment and implementation of evacuation procedures designed to account for, and ensure the safety of, all Buyer and Seller employees and their respective invitees and licensees in the event of an emergency on the Buyer Parcel or the Seller Parcel, as the case may be.

       SECTION 2.5. Additional Agreement. The Parties agree to, from time to time upon the reasonable request of either Party, negotiate in good faith and execute and deliver such additional contracts, agreements, instruments and documents to implement the terms of this Agreement, including in order to establish any necessary operating procedures to implement the terms of this Agreement, and the Parties agree to cooperate in making such filings or submissions in connection with such amendments, contracts, agreements, instruments and documents, with the appropriate Governmental Authority or other organization as are required.


                                  ARTICLE III




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              Continuing Rights, Obligations and Responsibilities



       SECTION 3.1. Testing and Maintenance. (a) Buyer's Equipment. Buyer shall at appropriate intervals (at its own expense) or more frequently upon Seller's reasonable request (in which case Seller shall reimburse Buyer for its reasonable costs and expenses in connection therewith) (i) test, calibrate, adjust and maintain pursuant to Good Industry Practice the telemetering, data acquisition, Protective Relay Systems owned by Buyer and control equipment or other facilities, equipment or systems or software that Buyer owns and is connected or related to the Transmission System or has or could be reasonably expected to have a material adverse effect on the Transmission System or any other transmission system to which it is interconnected or on System Integrity, and (ii) promptly supply Seller with copies of inspection reports, installation and maintenance documents, test and calibration records, verifications and validations with respect thereto.

       (b) Seller's Equipment. (i) General. Buyer shall, at its own expense, have the right to inspect or observe testing, calibration and maintenance and similar activities in respect of, and installation, construction or other modifications to, Protective Relaying Systems, Revenue Meters and Substation Interface Cables in order to verify the adequate protection and safe operation thereof. Seller shall give Buyer reasonable advance notice of any such activities that it is planning to undertake.

             (ii) Protective Relaying Systems. Seller shall test, calibrate, adjust and maintain pursuant to Good Industry Practice at appropriate intervals, or more frequently upon Buyer's reasonable request, all Protective Relaying Systems owned by Seller and all auxiliary and monitoring relays and alarms relating thereto which are owned by Seller and located in the Substations. Buyer shall have the right, upon the completion of such testing, calibration, adjustment and maintenance, to approve any necessary re-sealing of such Protective Relays and, upon written request to Seller, to receive copies of relevant settings, tests and work order data sheets. Seller reserves the right to take any such Protective Relaying System out of service as may be reasonably necessary and agrees to use its reasonable best efforts to provide Buyer with reasonable advance notice thereof. Buyer shall have the sole responsibility to provide, procure or store spare parts for such Protective Relaying Systems and Seller shall have no responsibility in respect thereof. Buyer shall reimburse Seller for its reasonable costs and expenses incurred pursuant to this Section 3.01(b) (ii).


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             (iii)  Substation Interface Cables. Seller shall maintain the
Substation Interface Cables pursuant to Good Industry Practice, and Buyer shall reimburse Seller for its reasonable costs and expenses incurred in connection therewith.

       SECTION 3.2. Work on Substation Property. Seller shall in accordance with Good Industry Practice operate all facilities, equipment or systems owned by Buyer that are located in the Substations, including pressurizing plants, cooling plants, disconnect switches and ground switches, to the extent such facilities, equipment or systems are operated locally, and such operations shall be performed in accordance with Section 2.03 (a). Buyer shall not operate any such facilities, equipment or systems, except to the extent operated remotely, and Seller shall be permitted to monitor such remote operation. Buyer shall reimburse Seller for its reasonable costs and expenses incurred in connection with this Section 3.02.

       SECTION 3.3. New Construction or Modifications. (a) Right to Modify or Construct Retained. Except as otherwise provided in this Agreement or in any other Ancillary Agreement, Seller shall be permitted to add to or modify, or undertake new construction in respect of, the Transmission System in accordance with Applicable Legal Requirements and Good Industry Practice and Buyer shall be permitted to modify or add to the Generating Facilities in accordance with Applicable Legal Requirements and Good Industry Practice.

       (b) Certain Installations, Modifications or Construction. Subject to the proviso in Section 3.04(a) and notwithstanding Section 3.03(a), no installation of, modifications to, or new construction of, facilities, equipment, systems or access thereto, including rights of way, fences and gates, shall be made by either Party which results in or could be reasonably expected to result in physical damage to Seller Assets or Buyer Assets, as the case may be, or otherwise results in or could be reasonably expected to result in personal injury or loss of life, physical damage or physical harm to property, the Generating Facilities, the Transmission System or any other transmission, system to which it is interconnected, or damage or harm to System Integrity or public safety, without (i) prior written consent (which consent shall not be unreasonably withheld) and (ii) compliance by such Party with the information requirements of Section 3.03(c).

       (c) Modifications Affecting the Transmission System or Generating Facilities. In respect of all construction work, modifications or circuit changes



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involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of the Transmission System, Buyer shall provide Seller with drawings, plans, specifications and other relevant documentation for review during the design phase of such work and Buyer shall not undertake any such work without the Seller's consent to the proposed design (which consent shall not be unreasonably withheld). In respect of all construction work, major modifications or circuit changes involving new or existing facilities, equipment, systems or circuits located in a Substation that could reasonably be expected to affect the operations of the Generating Facilities, Seller shall provide Buyer with drawings, plans, specifications and other relevant documentation for review during the design phase of such work. Each Party shall be responsible for its own construction work, modifications and circuit changes, and the other Party's review of, comments on, or consent to any documents, drawings, plans, specifications or other documentation provided by the initiating Party, shall not relieve the initiating Party of, or affect in any way, its responsibility for the work to be performed. The reviewing or consenting Party shall have no liability whatsoever with respect to any review or nonreview of, or consent to, any drawings or other documentation submitted to it by the other Party.

       (d) Seller Facilities and Buyer Facilities. Without limiting the generality of Sections 3.03(a), (b) and (c), the applicable Party shall be permitted to upgrade, expand, enlarge, relocate or otherwise modify the Seller Facilities or Buyer Facilities, as applicable, (i) in any manner that could not reasonably be expected to impose a substantial additional, or substantially different, physical burden on the Buyer Parcel or Seller Parcel, as applicable, beyond those in existence on the Closing Date, or otherwise interfere with any current or planned use thereof or (ii) otherwise as expressly permitted pursuant to Schedule 2.01(a) of the Astoria Declaration of Easements.

       SECTION 3.4. Interconnection of Transmission System and Generating Facilities. (a) Subject to Section 3.04(b) below, Seller shall permit the Gas Turbines to be interconnected with the Transmission System in accordance with the terms of this Agreement; provided, however, that (i) any new Generating Facilities or any expansion of generating capacity (including in respect of any repowering of any Gas Turbines) will require a separate agreement with Seller for interconnection and (ii) all costs associated with establishing such interconnection for any new Generating Facilities or other expansion of generating capacity, including any costs associated with any studies of, reinforcements to, or other expenditures with respect to, the Transmission System (or any studies regarding the same) shall be borne in all respects by Buyer.

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       (b)   The interconnection of the Gas Turbines with the Transmission
System shall be subject to interruption upon the activation of facilities, equipment and systems designed to protect any of the Generating Facilities or the Transmission System or System Integrity and may otherwise be subject to extended outages due to the failure of facilities, equipment or systems or for other reasons; provided, however, that Seller shall use its reasonable best efforts in accordance with Good Industry Practice to restore such interconnection. Seller shall give Buyer reasonable advance notice of any scheduled interruption of interconnection of the Gas Turbines with the Transmission System. Notwithstanding any other provision in the Sale Agreement, this Agreement or any other Ancillary Agreement to the contrary, except to the extent that any such outage or other interruption in interconnection results in whole or in part from the gross negligence or wilful or wanton acts or omissions to act of Seller, Seller shall in no event have any liability whatsoever, whether direct or indirect, to Buyer therefor, including in respect of lost revenues or lost power or capacity charges or in respect of deficiency charges.

       (c) If Buyer fails to operate and maintain its Generating Facilities as provided in this Agreement, Seller may discontinue Buyer's interconnection with the Transmission System until such failure has been corrected, to the extent that such failure has or could be reasonably expected to have a material adverse effect on, any Substation, or otherwise result in personal injury or loss of life or physical damage or physical harm to property, the Generating Facilities, the Transmission System or any other transmission system to which it is interconnected, or damage or harm to System Integrity, or public safety.

       SECTION 3.5. Revenue Metering. (a)(i) Seller shall install and own all Revenue Meter Systems and shall read all Revenue Meters. Buyer shall reimburse Seller for its reasonable costs and expenses in connection with reading Revenue Meters that are part of Output Revenue Meter Systems and processing data received thereby. Seller and Buyer acknowledge that a Revenue Meter System may be both a Delivery Revenue Meter System and an Output Revenue Meter System.

             (ii) With respect to Delivery Revenue Meter Systems, Buyer shall reimburse Seller for its reasonable costs and expenses in connection with the installation thereof (but not including the costs of providing any -equipment) to the maximum extent permitted by Applicable Legal Requirements and any applicable tariff. With respect to Output Revenue Meter Systems, Buyer shall reimburse Seller for its reasonable costs and expenses (including in respect of any adverse New York


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State tax consequences) in connection with providing such Output Revenue Meter
Systems and the installation thereof, to the maximum extent permitted by Applicable Legal Requirements. Buyer's obligation to reimburse Seller pursuant to this Section 3.05(a) (ii) shall be without regard to whether such costs or expenses were incurred prior to or after the Closing Date.

       (iii) Seller shall provide, install and maintain the Delivery Revenue Meter Systems (including, at Seller's option, dedicated telephone service from each Delivery Revenue Meter with telemetry capability) and the Output Revenue Meter Systems, in each case, listed on Schedule 3.05(a) (iii). Seller shall at appropriate intervals, or more frequently upon Buyer's reasonable request, test, calibrate and maintain Output Revenue Meter Systems and Buyer shall reimburse Seller for its reasonable costs and expenses in connection therewith.

       (iv) Seller shall arrange for the installation and maintenance of dedicated telephone service from each Output Revenue Meter, and Buyer shall reimburse Seller for its reasonable costs and expenses in connection therewith. Buyer shall be responsible for keeping such telephone service in place. Buyer shall be permitted in accordance with Applicable Legal Requirements and any applicable tariff to arrange at its own expense for Seller to install and maintain appropriate equipment for Buyer to obtain access to pulse output from each Revenue Meter.

       (b) (i) The Parties agree that if any Revenue Meter and associated Point of Interconnection are not at the same location and if all facilities, equipment and systems between such Point of Interconnection and such Revenue Meter are the property of the Party receiving the service measured by such Revenue Meter, such Revenue Meter shall be appropriately adjusted to account for energy losses between such Revenue Meter and such Point of Interconnection.

             (ii) If either Party takes electric service at a Point of Interconnection after the location of the Revenue Meter, Seller shall provide and install a Revenue Meter (an "Inside Meter") at such Point of Interconnection and measure the service taken by such Party. The cost responsibility for each Inside Meter and installation thereof shall be determined by the function of the meter (whether delivery or output) in accordance with paragraph (a) (ii) above. Buyer shall reimburse Seller for its reasonable costs and expenses in connection with Inside Meters in accordance with Section 3.05(a) (ii). In any case where an Inside Meter is installed, neither Party shall be charged for any electric service to the extent such charges relate to a service delivered to the other Party. For billing purposes, the Party


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receiving service measured by the Revenue Meter shall be credited for energy and demand registered on the Inside Meter in an amount determined by reference to the rates and charges for the service classification applicable to the inside meter service under the rate schedule applicable to the service measured by the applicable Revenue Meter.

       (c) If, at any time, any Delivery Revenue Meter is found to be inaccurate by a margin greater than that allowed under Applicable Legal Requirements Seller shall repair or replace such Delivery Revenue Meter and adjust the readings. Seller and Buyer agree that PSC regulations with respect to Delivery Revenue Meters accuracy shall be applicable to Output Revenue Meters as well. Buyer shall reimburse Seller for its reasonable costs and expenses in connection with such repair or replacement of Output Revenue Meter System equipment. Readings from a Revenue Meter for any period of inaccuracy shall be adjusted to eliminate the effect of such inaccuracy to the extent the duration of such period can be reasonably ascertained; provided, however, that unless such duration can be reasonably ascertained, readings made during the first half of the period between the last successful test of such Revenue Meter and its repair or replacement shall not be so adjusted.

       (d) Each Party shall, upon reasonable notice from the other Party except in the case of an emergency, comply with any reasonable request of the other concerning the scheduling and performance of manual Revenue Meter readings, the sealing of Revenue Meters, the presence of a representative of the other Party when Revenue Meters are read, Revenue Meter seals are broken and tests are conducted, and other matters affecting the accuracy of the measurement of electricity delivered to or from the Generating Facilities. Without limiting the generality of the foregoing, Buyer shall have the right to witness all manual reading and testing, calibration, adjustment and maintenance of Revenue Meters and, upon completion thereof, to approve any necessary resealing of Revenue Meters. If either Party believes that there has been a failure or stoppage of any Revenue Meter or any associated data acquisition and transmission equipment, it shall immediately notify the other Party verbally, such notice to be promptly confirmed in writing, and the Parties shall cooperate in taking all necessary steps to restore to operation all Revenue Meters and associated data acquisition and transmission equipment as soon as reasonably possible, and Buyer shall, subject to Section 3.05(a) (ii) above, reimburse Seller for its reasonable costs and expenses in connection therewith.

       SECTION 3.6. Information Reporting Systems and Obligations. (a) General. Without limiting the generality of Section 2.02(c), Buyer shall supply


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(using facilities, equipment and systems and software compatible with, and in a format comprehensible to, Seller's facilities, equipment and systems) accurate, complete and reliable information from time to time identified by Seller necessary for operations, maintenance activities, equipment testing and calibration, compliance by Seller with Applicable Legal Requirements and analysis of the Transmission System, Gas System and steam system, including metered values for MW, Mvar, voltage, amperage, frequency, protective relay and control settings, breaker status indication, gas flow, automatic generation control status, maximum generation alarm status, load checks, operation of facilities with less than design relay protection, fast load pick-up status or any other information reasonably required by Seller for reliable operation of the Transmission System pursuant to Applicable Legal Requirements and Good Industry Practice. Information pertaining to generation, transmission and distribution operating parameters shall be gathered for electronic transmittal to Seller using supervisory control and data acquisition, remote terminal unit equipment or remote access pulse recorders or using such other facilities, equipment or systems reasonably acceptable to Seller from time to time. Seller shall not use or disclose to any other person such information received pursuant to this Section 3.06(a) other than in accordance with Applicable Legal Requirements.

       (b) Seller Maintained Equipment. Buyer agrees that Seller shall maintain all system operations computer control system cabinets located at the Generating Facilities and any associated equipment contained therein, and Buyer shall reimburse Seller for its reasonable costs and expenses in connection therewith.

       (c) Gas Telemetry Interruptions. If Buyer is notified by Seller of any data interruption relating to gas telemetry, Buyer shall (i) immediately investigate the source of such interruption, provide a preliminary status report to Seller within one hour of such notification and (ii) to the extent the applicable gas telemetry interruption is caused by the failure of the telecommunications links between Seller-owned gas revenue meter telemetry equipment and the Energy Control Center, take all necessary steps to restore gas telemetry data transmission as soon as possible. During any such gas telemetry data interruption, Buyer shall, at its cost and expense, read all meters necessary to estimate gas flows into the Generating Facilities, and shall give Seller hourly telephonic reports of such readings and the aggregate estimated gas flow amount until such time ~s such interruption ends or Seller informs Buyer that the results of such readings are no longer necessary. Seller shall reimburse Buyer for its reasonable costs and expenses incurred in connection with any data interruption resulting from the failure of Seller-owned gas revenue meter telemetry equipment.

       SECTION 3.7. Nondispatchability Notification. If any unit of any of the Generating Facilities experiences a full or partial forced outage, Buyer shall immediately notify Seller's Energy Control Center verbally, such notice to be promptly confirmed in writing, of such unit's outage and the expected duration thereof.

       SECTION 3.8.  Miscellaneous Services. (a) Services Provided by Seller.
(i) Subject to any suspension in accordance with Section 3 . 08 (a) (ii), Seller shall upon the request of Buyer provide to Buyer in respect of facilities, equipment and systems owned by Buyer located on Substation property
(A) light and power service in accordance with the applicable tariff or any other charges in respect thereof reasonably agreed to by Seller and Buyer and
(B) SF(6) gas, nitrogen gas, compressed air and dielectric fluid, in connection with which Buyer shall reimburse Seller for a reasonable estimate of its use thereof; provided, however, that Seller shall not charge Buyer for transmission and distribution services for power provided in connection with clause (i) (A) above to the extent such charges relate to power transmitted by Seller on its own behalf.

             (ii) Seller may from time to time temporarily suspend the services set forth in Section 3.08(a) (i) and shall provide Buyer reasonable advance notice of any scheduled temporary suspension of services to be provided pursuant to this Section 3.08(a) (i) reasonably in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions. In the event of any unplanned or forced suspension of the services set forth in this Section 3.08, Seller shall immediately notify Buyer verbally, such notice to be promptly confirmed in writing. In the event of any suspension pursuant to this Section 3.08(a) (ii), Seller shall use its reasonable best efforts to restore such services.

       (b) Services Provided by Buyer. Buyer acknowledges that any feeders owned by Buyer and associated electrical facilities, equipment, systems and transformers owned by Buyer and connected thereto providing light and power to the Substations and current transformers and potential transformers owned by Buyer and used in relay protection circuits that protect Seller Assets are critical for the sale of Buyer's electric energy and delivery of such electric energy over the Transmission System and to Seller's operations and System Integrity and shall take all measures reasonably required for such feeders, facilities, equipment, systems and transformers to at all times remain in service. Notwithstanding Section 2.02(b), to the extent that any such feeder, current transformer or potential transformer fails to remain in service and Buyer fails to promptly take any necessary corrective measures, Seller reserves the right, but shall have no obligation, to take any such measures or perform servicing or repairs as may be reasonably required in order to cause such feeder or relay protection circuits to resume service. Buyer shall reimburse Seller for its reasonable costs and expenses incurred in connection with such corrective measures and servicing and repairs.

       SECTION 3.9. Gas Telemetry and Communications Equipment. (a) General. Seller shall, after providing notice to Buyer, have the right to remove, replace, modify, add or upgrade, at no cost to Buyer, gas telemetry or communications facilities, equipment and systems including antennae, wave guides and cables located on Buyer's structures or in Buyer's Generating Facilities; provided, however, that any modification or upgrade to such modification or upgrade shall be subject to Section 3.03.

       (b) Access. Buyer and Seller shall cooperate in the implementation of procedures designed to control access to all rooms on Buyer's premises in which gas telemetry or communications facilities, equipment or systems owned by Seller are located, including the designation and periodic review of a list of personnel authorized to enter into and remove, replace, modify, add or upgrade gas telemetry or communications facilities, equipment or systems located in such rooms. In no event shall Buyer allow any person not previously approved by Seller to (i) enter into any such room or (ii) remove, replace, modify, add or upgrade any such gas telemetry or communications facilities, equipment or systems.

       (c) Services. At no cost to Seller, Buyer shall provide Seller with, and operate and maintain, adequate heating, ventilation, air conditioning, light and power and other building services for rooms on Buyer's premises in which gas telemetry or communications facilities, equipment or systems owned by Seller are located. Without limiting the generality of the foregoing, Buyer shall at all times operate and maintain air conditioning facilities and equipment adequate to maintain temperatures at the appropriate levels in accordance with the applicable manufacturer' s specifications thereof.

       (d) Radios. Buyer, in cooperation with Seller's Energy Control Center, shall from time to time test and maintain the channel 6 radios which can be used by Buyer to communicate with Seller's Energy Control Center.

       SECTION 3.10. Existing Telecommunications Facilities of Seller. (a) To the extent permitted by Applicable Legal Requirements, Seller shall or shall cause one of its Affiliates to, at no cost to Buyer, provide to Buyer for 12 months following the Closing Date, access, solely in connection with the operation of the Generating Facilities, to the corporate communications network owned by Seller in existence immediately prior to the Closing Date solely to maintain the link between the Generating Facilities and Seller's Energy Control Center for the purpose of providing Seller's Energy Control Center with information regarding the Generating Facilities; provided, however, that Seller or such Affiliate,-as the case may be, may terminate such access at any time upon three months' notice; provided further, however, that Seller or such Affiliate, as the case may be, shall in no event have any liability whatsoever to Buyer for any failure of any such network. Buyer acknowledges that Seller or such Affiliate, as the case may be, may interrupt such access if so required under Applicable Legal Requirements or if providing such access is determined to be discriminatory or preferential pursuant to the ISO Rules. Seller shall not use or disclose any information it receives pursuant to this Section 3.10(a) other than in accordance with Applicable Legal Requirements.

       (b) Buyer shall at all times have available for its sole use two diverse and redundant, in respect of each other, telecommunications links between the Generating Facilities and Seller's Energy Control Center (one of which may be Seller's existing corporate communications network pursuant to
Section 3.10(a) above) for the purpose of providing Seller's Energy Control Center with information regarding the Generating Facilities.

       SECTION 3.11. Switching, Tagging and Grounding. Subject to Section 2.01, each Party shall comply with Seller's General Instructions Governing Work on System Electrical Equipment, as from time to time in effect (the "Switching Rules"), promulgated pursuant to the requirements of 29 C.F.R. Section 1910.269
(1998), or any successor thereto or replacement thereof. Seller shall have no liability to Buyer in connection with the compliance by Buyer with the Switching Rules and Buyer agrees to hold Seller harmless from any liability as a result thereof.

       SECTION 3.12. Environmental Matters. (a) Cooperation. Seller and Buyer agree to cooperate with each other concerning (i) any site plans, surveys, permits and other similar matters that affect or concern the premises of both Parties, including any plans to prevent or respond to spills of oil or hazardous substances into navigable waters or to control and monitor stormwater discharges associated with industrial or construction activities, required by any Governmental Authority and (ii) the selection of a response measure or remedial action and any follow-up or other reports required under applicable Environmental Laws in connection with any Release described in paragraphs (b) and (c).

       (b) Notice. Each Party shall upon discovery immediately notify the other Party verbally, such notice to be promptly confirmed in writing, of any Release or threatened Release of Hazardous Substances (i) onto or :under, or reasonably likely to migrate onto or under, the other Party's premises or (ii) originating from, or relating to, any facilities, equipment or systems owned by the other Party that are located on the premises of, and is operated by, the notifying Party. In the event of any such Release, such notifying Party shall make all initial notifications to Governmental Authorities required under applicable Environmental Laws and shall take all appropriate initial response measures to contain and isolate any such Release, and to the extent it is ultimately responsible under this Agreement for remediation of such Release or threatened Release, the other Party shall reimburse the notifying Party for its reasonable costs and expenses incurred in connection with any such initial response measures. The Parties shall cooperate in good faith in order to reduce to the extent reasonably practicable any adverse operational and financial impact of such initial response measures.

       (c) Remediation. Each Party shall Remediate in accordance with Environmental Laws any Release or threatened Release of Hazardous Substances which is the responsibility of such Party pursuant to the Sale Agreement or results, in whole or in part, from the gross negligence or wilful or wanton acts of or omissions to act by such Party.

       SECTION 3.13. Remote Operation. Buyer shall at all times maintain the capability to operate remotely the Gas Turbines from Seller's Energy Control Center.

       SECTION 3.14. Voltage and Frequency Requirements. Unless otherwise agreed to in writing by the Parties or specified by the ISO, Buyer shall (a) operate its interconnected Generating Facilities (i) with automatic voltage regulators and minimum excitation limiters and shall maintain voltage at the Points of Interconnection in accordance with Good Industry Practice and (ii) at frequency settings from time to time specified by Seller with reasonable advance notice to Buyer and (b) operate within the under-frequency, overfrequency, undervoltage or overvoltage limits in respect of relays from time to time specified by Seller with reasonable advance notice to Buyer.

       SECTION 3.15. Authorized Representation. (a) Buyer Representatives. Buyer shall designate an individual or individuals who have authority to bind Buyer hereunder and Seller shall be entitled to rely upon such designation. Buyer shall also designate an individual or individuals who will be available at the Generating Facilities 365 days per year and 24 hours per day and shall be empowered by Buyer to make operational decisions hereunder on Buyer's behalf ("Buyer Operations Manager"). Seller shall also be entitled to rely on statements, actions and decisions of the Buyer Operations Manager as those of Buyer, unless Buyer specifies otherwise in writing with respect to certain events.

       (b) Seller Representatives. Seller shall designate an individual or individuals who have authority to bind Seller hereunder and Buyer shall be entitled to rely upon such designation. Seller shall also designate an individual or individuals who will be available at the Seller's Energy Control Center 365 days per year and 24 hours per day and shall be empowered by Seller to make operational decisions hereunder on Seller's behalf ("Seller Operations Manager"). Buyer shall also be entitled to rely ,on statements, actions and decisions of the Seller Operations Manager as those of Seller, unless Seller specifies otherwise in writing with respect to certain events.

       SECTION 3.16. Insurance. (a) The Parties agree to carry, at their own cost and expense and throughout the term of this Agreement, policies of insurance covering fire, liability, worker's compensation, property all-risk, comprehensive bodily injury, property damage liability and automobile liability, products, completed operations, explosion and collapse, contractual and personal injury Assets and, in the case of Seller, the Seller Assets. Such insurance shall be in such amounts, have such deductibles and retentions and be underwritten by such companies as would be obtained by a reasonably prudent electric power business and shall be primary and noncontributory with any insurance carried by the other Party and it shall not require that such other Party pay any premium thereunder. Notwithstanding the foregoing, either Party may self-insure against any of the liabilities set forth in the first sentence of this Section 3.16 if such Party satisfies all applicable statutory and regulatory criteria with respect to the self-insurance of the relevant liability. Upon receipt of any notice of cancellation or expiration of any such insurance policy, the Party receiving such notice shall immediately give written notice to the other Party.

       (b) The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage set forth in this, Section 3.16 and, upon reasonable request, a copy of any insurance policy referred to therein.

       (c) Except for worker's compensation insurance, each Party and its Affiliates shall be named as additional insureds under the general liability insurance policies maintained by each Party pursuant to Section 3 .16 (a).

       (d) Each Party on behalf of itself and its Affiliates shall exclude any right of subrogation under its insurance policies for any liability it has agreed to assume under the Sale Agreement, this Agreement or any other Ancillary Agreement. Evidence of this requirement shall be noted on all certificates of insurance.

       SECTION 3.17. Energy Received by Generating Facilities. (a) Buyer agrees that energy received from any feeder owned by Buyer that receives energy from Substations shall be used only to provide light and power to the Generating Facilities and shall not be used in connection with any transmission or distribution service and that it shall not sell or otherwise supply such energy to any third party.

       (b) Without limiting the generality of Section 3.17(a) above, Buyer agrees that it will use energy derived from any Generating Facility as its usual and customary source of light and power, and that it shall use energy supplied from the Substations by feeders owned by Buyer for light and power only when the applicable light and power transformer or associated equipment is out of service.

       SECTION 3.18. Seller's Gas Pipe Testing Obligations. Seller shall inspect, test and maintain all gas service lines and related appurtenances (including regulators, gas revenue meters, gas revenue telemetering systems and, from time to time upon reasonable request by Buyer, scrubbers, but not including trip switches owned by Buyer, non-revenue meter telemetering systems, motor-operated controls and the telecommunications links between Seller-owned gas revenue meter telemetry equipment and the Energy Control Center) connecting Seller's Gas System to Buyer's Generating Facilities, up to the building wall of the applicable Generating Facilities and in accordance with Applicable Legal Requirements and Good Industry Practice. Without limiting the generality of
Section 2.03, Buyer shall not service or interfere in any manner whatsoever with any such gas service lines and related appurtenances (including regulators, gas revenue meters, gas revenue telemetering systems and scrubbers, but not including trip switches owned by Buyer, non-revenue meter telemetering systems, motor-operated controls and the telecommunications links between Seller-owned gas revenue meter telemetry equipment and the Energy Control Center). Buyer shall reimburse Seller for its reasonable costs and expenses incurred in connection with this Section 3.18.

       SECTION 3.19. Emergency Power. Buyer shall, in accordance with Seller's applicable operating procedures, provide emergency power to Seller's liquefied natural gas facility located on Seller's premises in the event of a loss of normal power at such facility, and Seller shall reimburse Buyer for its reasonable costs and expenses in connection therewith.


                                  ARTICLE IV

                              Billing Procedures

       SECTION 4.1. Billing Procedures. Within five Business Days after the first day of each month, in the case of metered light and power services, or quarter, in all other cases, each Party shall prepare an invoice for those reimbursable costs incurred on behalf of, or services provided to, the other Party under this Agreement during the preceding month or quarter, as the case may be. Each invoice shall delineate the month in which such costs or services were incurred or provided, shall fully describe the costs or services incurred or rendered and shall be itemized to reflect the incurrence of such costs and the provision of such services. The amount of Buyer's invoice and amount of Seller's invoice for such month or quarter, as the case may be, shall be netted, and Buyer or. Seller (as the case may be) shall pay the net amount, if any, to the other Party on or before the twentieth Business Day following receipt of the other Party's invoice, and any overdue amounts shall bear interest from such date through the date of payment at the prime rate of The Chase Manhattan Bank in effect on such date. All payments shall be made in immediately available funds by wire transfer to a bank named by such Party. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, the Sale Agreement or the Astoria Declaration of Easements nor shall it constitute a waiver of any claims arising hereunder nor shall it prejudice either Party's right to question the correctness of any billing.

       SECTION 4.2. Payment Default. In the event of a billing dispute, the Parties shall continue to provide services to each other as long as the paying Party (i) continues to make all of the payments not in dispute and (ii) if requested by the billing Party, pays into an escrow account the disputed portion of the applicable invoice, pending resolution of such dispute.


                                   ARTICLE V


                           Miscellaneous Provisions

       SECTION 5.1. Effectiveness and Term. (a) This Agreement shall only become effective upon the consummation of the Closing and, prior to such time, shall have no force or effect. If the Sale Agreement is terminated for any reason prior to the Closing, then this Agreement shall also automatically terminate and be of no further force or effect.

       (b) If the Closing occurs, this Agreement shall continue in full force and effect until the earlier of (i) such time as the permanent cessation of power generation functions at the Generating Facilities, together with any associated demolition, removal or restoration of the site (to the extent required by Applicable Legal Requirements), has been completed by Buyer or (ii) such time as the permanent cessation of interconnection functions in respect of the Transmission System, together with any associated demolition, removal or restoration of the site (to the extent required by Applicable Legal Requirements), has been completed by Seller. The applicable provisions of this Agreement shall continue in effect after any termination of this Agreement to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

       (c) Buyer and Seller agree that, notwithstanding any other provision of this Agreement, the Sale Agreement or any other Ancillary Agreement, this Agreement may not be terminated under any circumstances by either Party as a -- result of a breach, whether or not material, of the other Party or otherwise, except pursuant to an agreement in writing executed by each Party.

       SECTION 5.2. Force Majeure. (a) Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability or be otherwise responsible to the other for its failure to carry out its obligations,' with the exception of any obligation to pay money, under this Agreement if and only to the extent that it becomes impossible for either Party to so perform as a result of any occurrence or event which is beyond the reasonable control, and does not result from any fault or negligence, of the Party affected (each, a "Force Majeure Event"), including any act of God, strike or any other labor disturbance, act of a public enemy, war, act of terrorism, riot, any other civil disturbance, fire, storm, lightning, flood, earthquake, any other natural disasters, explosion, materials shortage, breakage or accident involving facilities, equipment or systems, any order or regulation or restriction imposed by any Governmental Authority, failure of a contractor or subcontractor caused by a Force Majeure Event and transportation delays or stoppages.

       (b) If a Party shall rely on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on such occurrence shall (i) provide prompt written notice of such Force Majeure Event to the other Party giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder, (ii) exercise its reasonable best efforts to continue to perform its obligations under this Agreement, (iii) reasonably and expeditiously take action to correct or cure the Force Majeure Event (provided, however, that settlement of strikes or any other labor disturbance will be completely within the sole discretion of the Party affected by such strike or labor dispute), (iv) exercise its reasonable best efforts to mitigate or limit damages to the other Party and (v) provide prompt written notice to the other Party of the cessation of the Force Majeure Event.

       SECTION 5.3. Confidentiality. (a) Each Party (the "Receiving Party" ) shall, during the term of this Agreement and for two years after its termination, keep confidential and shall cause its directors, officers, affiliates, employees, contractors, agents and other representatives (including financial advisors, attorneys and accountants) (collectively, the "Representatives") to keep confidential (except as required by applicable law, regulation or legal process, and then only after compliance with subsection (b) of this Section), any and all documents and information (i) relating to (x) in the case of the Seller, the Buyer Assets or (y) in the case of the Buyer, the Seller Assets, furnished or disclosed by the other Party (the "Disclosing Party") in connection with this Agreement or any other Ancillary Agreement or
(ii) learned by the Receiving Party during the course of performance of this Agreement or any other Ancillary Agreement or in connection with any claim for indemnification pursuant to Article X of the Sale Agreement (the "Confidential Information"); provided, however, that the confidentiality obligation hereunder shall expire two years after any such Confidential Information is first furnished, disclosed or learned. Except to the extent that any Confidential Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party or its Representatives, (ii) is developed by the Receiving Party or its Representatives independently and without use of, and does not contain or reflect, information furnished by the Disclosing Party or its Representatives, or (iii) is or becomes available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party or its Representatives) which, to the best of the Receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party, the Receiving Party shall not release or disclose such Confidential Information to any person who has not first been advised of the confidentiality provisions of this Section and has agreed in writing to comply with such provisions, other than to its Representatives on a need-to-know basis.

       (b) In the event that the Receiving Party or any of its Representatives is requested pursuant to, or required by, Applicable Legal Requirements, regulation or legal process to disclose any of the Confidential Information, the Receiving Party shall notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party's sole discretion, waive compliance with the terms of this Section. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party does not waive compliance with the terms of this Section, the Receiving Party shall furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so furnished.

       (c) In the event of litigation relating to the confidentiality provisions of this Section, if a court of competent jurisdiction determines in a final, nonappealable order that this Section 5.03 has been breached by a Party or its Representatives, then such breaching Party shall reimburse the other Party for its reasonable costs and expenses (including legal fees and expenses) incurred in connection with all such litigation.

       SECTION 5.4. Assignment; No Third Party Beneficiaries. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, except (I) in the case of Seller (A) to an Affiliate of Seller or a third party in connection with the transfer of the Transmission System to such Affiliate or third party or (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of the Transmission System and this Agreement and (ii) in the case of Buyer (A) to an Affiliate of Buyer in connection with the transfer of the Auctioned Assets to such Affiliate and (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption.

       (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

       (c) This Agreement shall remain in full force and effect, and Consolidated Edison Company of New York, Inc. shall be continued to be treated as the "Seller" for purposes of this Agreement, regardless of whether the sale of its generating assets (or any other transactions contemplated by the Sale Agreement) are made through a "qualified intermediary" pursuant to Section 7.06(b) of the Sale Agreement.

       SECTION 5.5. Independent Contractor Status. Nothing in this Agreement is intended to create an association, trust, partnership or joint venture between the Parties, or to impose a trust, partnership or fiduciary duty, obligation or liability on or with respect to either Party and nothing in this Agreement shall be construed as creating any relationship between Seller and Buyer other than that of independent contractors.

       SECTION 5.6. Notices. Unless otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice)

                        if to Seller, to:

                               Consolidated Edison Company of New York, Inc.

                               4 Irving Place
                               New York, NY  10003
                               Telecopy No.:  (212) 677-0601
                               Attention:  General Counsel

                        if to Buyer, to

                               NRG Energy, Inc.
                               1221 Nicollet Mall, Suite 700
                               Minneapolis, MN 55403-2445
                               Telecopy No.:  (612) 373-5392
                               Attention:  General Counsel

       SECTION 5.7. Extension; Waiver. Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party or (ii) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything herein to the contrary, to the extent that either Party fails, in any particular instance, to take affirmative steps to exercise its rights to witness, inspect, observe or approve the activities of the other Party as contemplated by this Agreement, such rights shall, solely with respect to such instance, be deemed waived in respect of such testing, calibration, adjustment and maintenance interval or such operation or maintenance activities, equipment tests, installation, construction pr other modifications, respectively.

       SECTION 5.8. Amendment and Modification. (a) This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties.

       (b) The Parties agree to, from time to time upon the reasonable request of either Party, negotiate in good faith and execute and deliver amendments to this Agreement, including in response to regulatory, technological, operational or other changes, including in respect of the ISO or the ISO Rules, affecting the Generating Facilities or the Transmission System or the electric power industry generally.

       SECTION 5.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

       SECTION 5.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

       SECTION 5.11. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement .are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

       SECTION 5.12. Jurisdiction and Enforcement. (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional




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

reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 5.06 (or such other address specified by such Party from time to time pursuant to Section 5.06) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

       (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

       SECTION 5.13. Entire Agreement. This Agreement, the Sale Agreement, the Confidentiality Agreement and the other Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the Sale Agreement and the other Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transaction contemplated by this Agreement other than the Confidentiality Agreement.

       SECTION 5.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this. Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

       SECTION 5.15. Conflicts. Except as otherwise provided in the Sale Agreement, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Sale Agreement, the terms of the Sale Agreement shall prevail. Except as otherwise provided herein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Ancillary Agreement (other than the Arthur Kill Continuing Site Agreement), the terms of this Agreement shall prevail.

       SECTION 5.16. Agreement Not Applicable to Arthur Kill Parcel. Notwithstanding any other provision herein to the contrary, this Agreement shall not apply to any of the respective assets or operations of the Parties at the Arthur Kill Parcel.

       IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                         CONSOLIDATED EDISON COMPANY OF
                         NEW YORK, INC.,


                              by /s/ Joan S. Freilich
                                ----------------------------------------------
                                Name:     Joan S. Freilich
                                Title:    Executive Vice President & CFO


                         NRG ENERGY, INC.,


                              by /s/ Craig A. Mataczynski
                                ----------------------------------------------
                                Name:     Craig A. Mataczynski
                                Title:    President





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